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                                                                 EXHIBIT 21.1

                              BINKS SAMES CORPORATION

                                    SUBSIDIARIES


     1.   Sames North America, Inc. (formerly Sames Electrostatic, Inc.)

     2.   Binks Sames Canada Ltd.

     3.   Binks De Mexico, S.A. De C.V.

     4.   Binks Sames Corporation (Japan)

     5.   Sames, S.A.

     6.   Binks Sames Scandinavia